Exhibit 23.2

Consent of Independent Public Accounting Firm

We have issued our reports dated June 18, 2020 and June 5, 2020, with respect to the financial statements of PistolStar, Inc. included in BIO-key International, Inc.’s (the “Company”) Registration Statement on Form S-1, as amended (File No. 333-239782), which are incorporated by reference in this Registration Statement on Form S-1MEF. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts” in the prospectus incorporated by reference in this Registration Statement.

/s/ Penchansky & Co., PLLC

Penchansky & Co., PLLC

Certified Public Accountants

Manchester, New Hampshire

July 20, 2020